EXHIBIT (a)(22)

Contact:   Mark Greenberg
           (973) 455-5445


                 ALLIEDSIGNAL OFFER FOR AMP WILL GO FORWARD


     MORRIS TOWNSHIP, New Jersey, August 21, 1998 - AlliedSignal Inc. (NYSE: ALD) today responded to AMP's rejection of its cash tender offer of $44.50 for all shares of AMP. "AMP's rejection of our offer and refusal even to meet and negotiate will not deter us from pursuing our offer and consent solicitation," said Larry Bossidy, Chairman and Chief Executive Officer of AlliedSignal Inc. "We believe the shareowners will prefer the certainty of our cash offer, which represents a premium of 55% over what AMP shares were selling for before our offer, to the uncertainty of AMP's latest promises to reform.

     "AMP has had ample opportunity to restructure and fix the company," said Bossidy, "but its ability to change on its own is at best improbable. AMP's manufacturing and administrative structures are antiquated, its margins are lower than its competitors, and its market share is eroding, resulting in plummeting profits and a bleak future for AMP's shareowners, employees and communities.

     "The so-called `profit improvement initiatives' discussed by AMP in its announcement today represent another in a long series of restructurings undertaken by AMP over the past two years to cope with the company's shortcomings." said Bossidy. "These plans have failed in the past and in our view will fail again inasmuch as the same people and the same culture have been in place throughout this painful process. Investors' vote of no confidence in the latest plan can be measured by the decline in AMP's stock price from $34.81 when the plan was announced in June to $28.13 just before our offer.

     "The new AMP CEO has been part of AMP's management team since 1994 and admits he is a `principal architect' of these plans," said Bossidy. "He has neither the experience nor the track record that should give shareowners confidence that AMP's current restructuring plan will be any more successful than its previous ones. It is puzzling that a company in dire operating straits would appoint as CEO someone who had no operating experience prior to this year.

     "The record of AMP announcements over the past three years has been one of alternating promises of rosy outlooks and reports of disappointing results coupled with blame placed on Asia and several other factors," said Bossidy. "AMP's competitors, subject to the same market conditions, have outperformed AMP. AMP doesn't talk about the real problem -- inept management.

     "Flawed strategies, missed forecasts and failed restructuring efforts have seriously eroded the value of AMP, and another failure could eventually threaten its very existence," said Bossidy. "Stories of the decline of once-great companies are not new to American business, and history is replete with examples of companies that have been unsuccessful in fixing themselves from the inside.

     "What AMP needs is not a game of musical chairs in the executive suite, but rather the infusion of a fresh approach by experienced outside leaders who have demonstrated success," said Bossidy. "During the five years prior to our offer, AlliedSignal shareowners enjoyed a 142% increase in their share price, and since the current AlliedSignal management took office in mid-1991, the share price has more than quintupled. Over the five years prior to AlliedSignal's offer, AMP shares declined in value by 11%.

     "AMP's board should let its shareowners decide whether to accept our $44.50 offer or risk having their stock return to the $28-to-$29 level it was at before we announced our offer," said Bossidy. "The AMP board's actions announced today have not presented its shareowners with any viable financial alternative to our offer and instead are clearly intended to prevent AMP shareowners from deciding for themselves whether they wish to accept our offer.

     "We're convinced that a combination of AMP and AlliedSignal is in the best interests of all the stakeholders of both companies," said Bossidy. "AMP's announcement today has not diminished our resolve to move forward aggressively. We're confident that when AMP shareowners tender their shares to us and support our consent proposals, AMP's board will respect their wishes and remove all obstacles to negotiating and consummating a transaction."

     Based in Morris Township, New Jersey, AlliedSignal Inc. is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. Its 1997 sales were $14.5 billion. The company, a component of the Dow Jones Industrial Average, employs 70,500 people at 300 facilities in 40 countries. Fortune magazine recently named the company to its lists of the "Most Admired Companies" and "100 Best Companies To Work For." Information about AlliedSignal is available on the Internet at http://www.alliedsignal.com/.



                CERTAIN INFORMATION CONCERNING PARTICIPANTS

     AlliedSignal Inc. ("AlliedSignal"), PMA Acquisition Corporation ("Acquisition Subsidiary") and certain other persons named below may solicit the consent of shareholders (a) to elect seventeen nominees (the "Nominees") as directors of AMP Incorporated ("AMP") pursuant to a shareholder action by written consent (the "Consent Solicitation") and (b) in favor of the adoption of three proposals to amend the By-laws of AMP. The participants in this solicitation may include the directors of AlliedSignal (Hans W. Becherer, Lawrence A. Bossidy (Chairman of the Board and Chief Executive Officer), Ann M. Fudge, Paul X. Kelley, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses (President and Chief Operating Officer), Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Robert C. Winters and Henry T. Yang), each of whom is a Nominee; and the following executive officers and employees of
AlliedSignal: Peter M. Kreindler (Senior Vice President, General Counsel and Secretary), Donald J. Redlinger (Senior Vice President-Human Resources and Communications), and Richard F. Wallman (Senior Vice President and Chief Financial Officer), each of whom is a Nominee, and Robert F. Friel (Vice President and Treasurer), John W. Gamble, Jr. (Assistant Treasurer), John L. Stauch (Director, Investor Relations), Robert J. Buckley (Manager, Investor Relations), G. Peter D'Aloia (Vice President, Planning & Development) and James V. Gelly (Vice President, Finance, Aerospace Marketing, Sales & Service).

     As of the date of this communication, AlliedSignal is the beneficial owner of 100 shares of Common Stock without par value of AMP. Other than set forth herein, as of the date of this communication, neither AlliedSignal, Acquisition Subsidiary nor any of their respective directors, executive officers or other representatives or employees of AlliedSignal, any Nominees or other persons known to AlliedSignal who may solicit proxies has any security holdings in AMP. AlliedSignal disclaims beneficial ownership of any securities of AMP held by any pension plan or other employee benefits plan of AlliedSignal or by any affiliate of AlliedSignal.

     Although neither Lazard Freres & Co. LLC ("Lazard Freres") nor Goldman, Sachs & Co. ("Goldman Sachs"), the financial advisors to AlliedSignal, admits that it or any of its members, partners, directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning Lazard Freres or Goldman Sachs, Steven J. Golub and Mark T. McMaster (each a Managing Director) and Yasushi Hatakeyama (a Director) of Lazard Freres, and Robert S. Harrison and Wayne
L. Moore (each a Managing Director) and Peter Gross and Peter Labbat (each a Vice President) of Goldman Sachs, may assist AlliedSignal in the solicitation of consents of shareholders. Both Lazard Freres and Goldman Sachs engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Lazard Freres and Goldman Sachs may trade securities of AMP for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Lazard Freres has informed AlliedSignal that as of August 6, 1998, Lazard Freres held a net long position of approximately 20,861 shares of Common Stock of AMP, and Goldman Sachs has informed AlliedSignal that as of August 7, 1998, Goldman Sachs held a net long position of approximately 800,000 shares of Common Stock of AMP.

     Except as disclosed above, to the knowledge of AlliedSignal, none of AlliedSignal, the directors or executive officers of AlliedSignal, the employees or other representatives of AlliedSignal or the Nominees named above has any interest, direct or indirect, by security holding or otherwise, in AMP.


                                               ###

8/21/98